Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of December 31, 2007

by and among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

BATTLESHIP ACQUISITION CORP.,

THE SELLING PARTIES

and

NICE SHAREHOLDER REPRESENTATIVE, LLC

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1	-	Selling Parties’ Options and Warrants
Schedule 3.4(g)	-	Agreements to be Terminated
Schedule 4.1	-	Stock Ownership
Schedule 5.1(a)	-	Foreign Qualifications
Schedule 5.1(c)	-	Authority
Schedule 5.2(a)	-	Company Stockholders
Schedule 5.2(e)	-	Company Stock Options
Schedule 5.2(f)	-	Agreements Relating to Company Equity
Schedule 5.2(g)	-	Stockholder Agreements
Schedule 5.4	-	Financial Statements
Schedule 5.5	-	Undisclosed Liabilities
Schedule 5.6	-	Operations Since Audited Balance Sheet Date
Schedule 5.7	-	Taxes
Schedule 5.8	-	Governmental Permits
Schedule 5.9(a)	-	Leased Real Property
Schedule 5.10	-	Personal Property Leases
Schedule 5.11(a)	-	List of Certain Intellectual Property
Schedule 5.11(b)	-	List of Software
Schedule 5.11(c)	-	List of Intellectual Property Agreements
Schedule 5.11(d)	-	Right, Title and Interests in Intellectual Property
Schedule 5.11(e)	-	Validity and Enforceability of Intellectual Property
Schedule 5.11(f)	-	Challenge to Intellectual Property Rights
Schedule 5.11(g)	-	Owned Software
Schedule 5.11(i)	-	Exceptions to Work-for-Hire and Assignment Agreements
Schedule 5.11(j)	-	Ownership Rights Granted
Schedule 5.12	-	Title to Property
Schedule 5.13	-	Violation, Litigation or Regulatory Actions
Schedule 5.14	-	Contracts
Schedule 5.15	-	Status of Contracts
Schedule 5.16	-	Insurance
Schedule 5.17(a)	-	Company Plans
Schedule 5.17(b)	-	Company Plan Compliance
Schedule 5.17(g)	-	Compensation Agreements
Schedule 5.17(h)	-	Employees
Schedule 5.18	-	Environmental Matters
Schedule 5.19	-	Employee Relations
Schedule 5.20	-	Customers and Suppliers
Schedule 5.21	-	Availability of Assets
Schedule 5.22	-	Doubtful Accounts
Schedule 5.23	-	Product Liabilities
Schedule 5.23(b)	-	Products in Development
Schedule 5.24	-	Affiliated Transactions
Schedule 6.2(b)	-	No Conflicts of Parent

Schedule 6.2(c)	-	No Conflicts of Buyer
Schedule 7.5(b)	-	Nonsolicitation

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Valuation Date Working Capital Methodology

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2007, by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Battleship Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), the Stockholders selling Shares to Buyer hereunder (the “Selling Parties”) and NICE Shareholder Representative, LLC, an Illinois limited liability company, as representative of the Selling Parties (the “Stockholder Representative”).

WHEREAS, Extended Care Information Network, Inc., a Delaware corporation (the “Company”), has authorized capital of (i) One Hundred Twenty-Five Million (125,000,000) shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which, as of the Closing, 47,555,803 shares are issued and outstanding, (ii) Eighty Million (80,000,000) shares of preferred stock, par value $0.001 per share, of which (A) Forty Million (40,000,000) shares have been designated series A preferred shares (the “Company Series A Preferred Stock”), none of which are issued and outstanding as of the Closing, (B) Thirty Million (30,000,000) shares have been designated series B preferred shares (the “Company Series B Preferred Stock”), none of which are issued and outstanding as of the Closing and (C) Ten Million (10,000,000) shares of undesignated preferred stock (“Undesignated Preferred Stock,” and together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”);

WHEREAS, as of the Closing, the Selling Parties will be the holders of approximately 92.5% of the Fully Diluted Share Number (collectively, the “Selling Parties’ Stock”);

WHEREAS, the Selling Parties desire to sell to Buyer, and Buyer desires to purchase from the Selling Parties, all of the Selling Parties’ Stock, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company is engaged in the business of providing internet-based products and services associated with hospital case management work flow, hospital discharge-planning, admissions processes for extended care providers and assisting consumers in locating extended care provider and information on senior-health issues (the “Business”);

WHEREAS, Parent, Buyer, the Stockholder Representative and the Selling Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Parent, Buyer, the Stockholder Representative and the Selling Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Exercise of Options and Warrants. Contingent upon the consummation of the transactions contemplated hereby, and effective as of immediately prior to the Closing, each of the Selling Parties that holds a Company Warrant or Company Stock Option hereby agrees to fully exercise such Company Warrant or Company Stock Option, and the parties hereby agree that the aggregate exercise price for such exercised Company Warrants and Company Stock Options (the “Aggregate Exercise Price”) shall be deducted from the aggregate Per Share Closing Payment otherwise payable to such Selling Party as of the Closing (less any applicable federal, state and local Taxes required to be withheld with respect thereto). Parent and Buyer have received a ledger (the “Stock Ledger”) setting forth each Company Warrant and Company Stock Option held by each of the Selling Parties, and the exercise prices for such Company Warrants and Company Stock Options.

Section 1.2 Purchase and Sale of the Selling Parties’ Stock. Upon the terms and subject to the conditions of this Agreement, the applicable Selling Party shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from each such Selling Party, the Selling Parties’ Stock owned by such Selling Party, as set forth opposite such Selling Party’s name on Schedule 4.1, in consideration for the payment by Parent to such Selling Party of the amounts set forth in Articles II and III of this Agreement.

Section 1.3 Company Stock Options. The Selling Parties shall cause the Company to terminate, effective as of the Closing, the Company Stock Plan, and Parent shall pay to each Option Holder with respect to each Company Stock Option held by such Option Holder the product of: (i) the difference between the Per Share Closing Payment and the exercise price with respect to such Company Stock Option (less any applicable federal, state and local Taxes required to be withheld with respect thereto) and (ii) the number of shares of Company Common Stock subject to such Company Stock Option. An Option Holder shall also be treated as a Selling Party and be entitled to the payments determined in accordance with Articles II and III in respect of the number of shares of Company Common Stock subject to the Company Stock Option held by such Option Holder, in each case if any, when finally determined.

ARTICLE II

DETERMINATION OF PURCHASE PRICE ADJUSTMENT

Section 2.1 Determination of Valuation Date Working Capital. (a) As promptly as practicable, but no later than 60 days after the Closing Date, Parent shall cause the Company to:

(i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet with respect to the Company as of the Valuation Date (the “Preliminary Valuation Date Balance Sheet”);

(ii) determine the Valuation Date Working Capital in accordance with the Agreed Accounting Principles and the provisions of this Agreement (such Valuation Date Working Capital as determined by the Company being referred to as the “Preliminary Valuation Date Working Capital”); and

(iii) deliver to the Stockholder Representative the Preliminary Valuation Date Balance Sheet and a calculation of the Preliminary Valuation Date Working Capital (the “Preliminary Accounting Report”).

(b) Following receipt of the Preliminary Accounting Report, the Stockholder Representative may review the same and, within 30 days after the date of such receipt (the “Notice Period”), may deliver to Parent a certificate signed by it setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event the Stockholder Representative does not so object within the Notice Period, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively.

(c) In the event the Stockholder Representative so objects within the Notice Period, Parent and the Stockholder Representative shall use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital and, in the event Parent and the Stockholder Representative so mutually resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively.

(d) In the event any objections raised by the Stockholder Representative are not resolved by Agreed Adjustments within the 30 day period following the expiration of the Notice Period, then Parent and the Stockholder Representative shall submit the objections that are then unresolved to RSM McGladrey Inc. (the “Accounting Firm”) and such firm shall be directed by Parent and the Stockholder Representative to resolve the unresolved objections as promptly as reasonably practicable and to deliver written notice to each of Parent and the Stockholder Representative setting forth its resolution of the disputed matters. The Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively.

(e) The parties hereto shall make available to Parent, Parent’s accountants, the Stockholder Representative, the Stockholder Representative’s accountants and, if applicable, the Accounting Firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of Parent’s accountants shall be paid by Parent. The fees and expenses of the Stockholder Representative’s accountants shall be paid by the Stockholder Representative. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Parent and 50% by the Stockholder Representative on behalf of the Selling Parties, and the portion to be paid by the Stockholder Representative shall be paid from the Administrative Account.

Section 2.2 Payment of the Purchase Price Adjustment. Promptly, but in any event within ten (10) days, following the final determination of the Valuation Date Balance Sheet pursuant to Section 2.1(b), 2.1(c) or 2.1(d), the following shall occur:

(a) If the Estimated Working Capital Payment is greater than the Valuation Date Working Capital, then the amount of such difference shall be paid to Parent pursuant to Section 8.1(b)(iii).

(b) If the Valuation Date Working Capital is greater than the Estimated Working Capital Payment, then Parent (i) shall distribute to each Selling Party an amount equal to (A) the Per Share Working Capital Payment multiplied by (B) the number of Shares sold by such Selling Party to Buyer multiplied by (C) 0.95, and (ii) shall deposit into the escrow account established pursuant to the Escrow Agreement an amount equal to the product of (x) (A) the Per Share Working Capital Payment multiplied by (B) the aggregate number of Shares sold by the Selling Parties to Buyer multiplied by (y) 0.05 (such payment into such escrow account the “Working Capital Escrow Payment”).

Section 2.3 Indemnification Escrow Amount. The Indemnification Escrow Amount shall be used to satisfy the indemnification obligations under Article VIII and, if not so used, shall be paid in accordance with the terms of the Escrow Agreement.

Section 2.4 Stockholder Representative Funds. At the Closing, Parent will deposit Two-Hundred Fifty Thousand Dollars ($250,000.00) of the Purchase Price (the “Administrative Deposit”), in cash, to a separate bank or trust account as designated in writing by the Stockholder Representative (the “Administrative Account”) for purposes of fulfilling the Stockholder Representative’s obligations under Article IX hereto and for paying amounts due pursuant to Section 2.1(e). Upon determination by the Stockholder Representative in its reasonable discretion that the Selling Parties have satisfied their indemnification obligations hereunder, any funds or property remaining in the Administrative Account shall be distributed to each Selling Party in accordance with each such Person’s Pro Rata Share (the “Administrative Refund”).

ARTICLE III

CLOSING

Section 3.1 Closing Date. The closing of the sale of the Selling Parties’ Stock (the “Closing”) shall be consummated at 10:00 a.m., local time, on December 31, 2007 at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Parent and the Stockholder Representative. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

Section 3.2 Closing Date Payment.

(a) At the Closing, Parent shall pay to the applicable Selling Party an amount equal to the product of the Per Share Closing Payment and the number of Shares held by such Selling Party sold to Buyer, by certified check payable to such Selling Party in immediately available funds or by wire transfer (if requested by such Selling Party) of immediately available funds to the bank account of such Selling Party specified in writing by such Selling Party to the Buyer at least two Business Days prior to the Closing Date, net of such Selling Party’s Aggregate Exercise Price, if any.

(b) At the Closing, or as promptly as practicable thereafter, Parent will repay the then outstanding balance of the Company’s Indebtedness for Borrowed Money by wire transfer of immediately available funds in the amount set forth on, and in accordance with, the payoff letter delivered to Parent pursuant to Section 3.4(d).

(c) At the Closing, Parent will make the deposit required to be made on the Closing Date pursuant to Section 2 of the Escrow Agreement.

Section 3.3 Items to be Received by the Stockholder Representative. At the Closing, the Stockholder Representative shall have received all of the following:

(a) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholder Representative, as to the resolutions of the Board of Directors of Parent (or a special committee thereof) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the incumbency of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

(d) a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholder Representative, as to the resolutions of the Board of Directors of Buyer (or a special committee thereof) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the incumbency of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement; and

(e) the Escrow Agreement duly executed by an authorized officer of Parent.

Section 3.4 Items to be Received by Parent and Buyer. At the Closing, the Parent and Buyer shall have received all of the following:

(a) the certificates representing all of the shares of the Selling Parties’ Stock, accompanied by duly executed stock powers;

(b) a copy of the Restated Certificate of Incorporation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(d) payoff letters evidencing cancellation of the Company’s Indebtedness for Borrowed Money effective upon repayment of such Indebtedness for Borrowed Money pursuant to Section 3.2(b);

(e) all consents, waivers or approvals obtained by the Company or the Stockholder Representative with respect to the consummation of the transactions contemplated by this Agreement;

(f) duly executed resignations, effective as of the Closing, of each of the directors of the Company;

(g) evidence reasonably satisfactory to Parent regarding the termination of the agreements set forth on Schedule 3.4(g);

(h) an opinion of counsel relating to the capitalization of the Company, dated the Closing Date, in a form reasonably acceptable to Parent;

(i) an opinion of counsel relating to due authorization on behalf of the Stockholder Representative, dated the Closing Date, in a form reasonably acceptable to Parent;

(j) affidavits of non-foreign status for each Selling Party that comply with Section 1445 of the Code and a fully executed Form W-9;

(k) evidence reasonably satisfactory to the Parent of (i) the termination of the Company Stock Plan, (ii) the termination of any rights thereunder with respect to the issuance or grant of any other interest in respect of the capital stock of the Company, (iii) the termination of the Company’s 401(k) plan effective as of the day prior to the Closing Date and (iv) the proper conversion of the Company Preferred Stock into Common Stock;

(l) the items required by Sections 1.1, 5.1(a), 5.17(g) and (h) and to be delivered to Parent;

(m) a certificate executed on behalf of the Company by the Chief Executive Officer of the Company, dated the date of its delivery and delivered at least two business days prior to the Closing Date, stating that there has been conducted under the supervision of such officer a review of relevant information and data of the Company then available and setting forth the Company’s reasonable best estimate of the Valuation Date Working Capital as of the Valuation Date, determined by the Company in good faith, including an estimate of the various accounts based on the most recent available financial statements and information prepared in accordance with the Agreed Accounting Principles; and

(n) the Escrow Agreement duly executed by the Stockholder Representative.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

As an inducement to Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Selling Party, severally and not jointly, represents and warrants to Parent and Buyer and agrees as follows:

Section 4.1 Ownership of Securities. Such Selling Party holds of record, owns beneficially, and has good and marketable title to all of those shares of Selling Parties’ Stock listed opposite such Selling Party’s name on Schedule 4.1, free and clear of all Encumbrances. Other than this Agreement and except as set forth on Schedule 4.1, such Selling Party’s shares of Selling Parties’ Stock are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, any voting trust agreement or other agreements, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of such Selling Party’s Selling Parties’ Stock. When sold and delivered to Buyer in accordance with this Agreement, good and valid title to such Selling Party’s Selling Parties’ Stock will pass to Buyer, free and clear of all Encumbrances.

Section 4.2 Organization, Power and Authorization of the Selling Parties. (a) Such Selling Party (i) if such Selling Party is not a natural Person, is duly incorporated or organized, as the case may be, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be and (ii) has the requisite power and authority (and, if such Selling Party is a natural Person, the requisite capacity) necessary to enter into, deliver and perform its obligations pursuant to this Agreement and any Selling Party Ancillary Agreement to which it is a party. Such Selling Party’s execution, delivery and performance of this Agreement and the Selling Party Ancillary Agreements to which such Selling Party is a party has been duly authorized and no other actions or proceedings on the part of such Selling Party are necessary to authorize this Agreement, the Selling Party Ancillary Agreements and the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by such Selling Party and (assuming the valid authorization, execution and delivery of this Agreement by Parent, Buyer and the Stockholder Representative) is the legal, valid and binding obligation of such Selling Party enforceable in accordance with its terms, and each of the Selling Party Ancillary Agreements to which such Selling Party is a party has been duly authorized by such Selling Party and upon execution and delivery by such Selling Party will be (assuming the valid authorization, execution and delivery by Parent, Buyer and the Stockholder Representative) a legal, valid and binding obligation of such Selling Party enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Agreement or any of the ancillary agreements to which a Selling Party is a party nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance, under (1) if such Selling Party is a non-natural Person, the organizational documents of such Selling Party, (2) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which a Selling Party is a party or by which such Selling Party is bound, (3) any Court Order to which such Selling Party is a party or by which such Selling Party is bound or (4) any Requirements of Law affecting such Selling Party; or

(ii) require the approval, consent, authorization or act of, or the making by such Selling Party of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

Section 4.3 No Broker. Such Selling Party has no liability to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As an inducement to Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties represent and warrant to Parent and Buyer with respect to the Company, severally and not jointly (except as set forth in Article VIII or Article IX), except as expressly set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”) as follows:

Section 5.1 Organization and Authority of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1(a), which jurisdictions are the only ones in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify, except where such failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. True and complete copies of the Company Charter, the Company’s bylaws and the Company’s minute books have been delivered to Parent, and such minute books contain true and complete records of all material meetings and other corporate action taken by the Board of Directors of the Company and the Stockholders. The Company is in compliance with the provisions of the Company Charter and the Company’s bylaws.

(b) Neither the execution and delivery of this Agreement or any Stockholder Representative Ancillary Agreement nor the consummation of any of the transactions contemplated hereby or thereby, including the Section 253 Merger, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of the Company’s assets, under (1) the Company Charter or the Company’s bylaws, (2) any Company Agreement, (3) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which the Company is a party or its assets or business is subject or by which the Company is bound other than Indebtedness for Borrowed Money which is to be repaid pursuant to Section 3.2(b), (4) any Court Order to which the Company is a party or by which its assets or business is subject or by which the Company is bound or (5) any Requirements of Law affecting the Company or the Company’s assets or business, other than, in the case of clauses (2) and (3), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of the Company to perform its obligations hereunder, have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Governmental Body, except as provided under the HSR Act.

Section 5.2 Capital Structure. (a) Schedule 5.2(a) and the Stock Ledger set forth the name of each Stockholder and the number of Shares owned of record by each such Stockholder as of the date hereof. Schedule 5.2(a) also sets forth the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible.

(b) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 80,000,000 shares of Company Preferred Stock. Of the Company Preferred Stock, 40,000,000 shares have been designated Series A Preferred Stock, 30,000,000 shares have been designated Series B Preferred Stock and 10,000,000 shares have not been designated.

(c) At the Closing:

(i) no shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company;

(ii) 47,555,803 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(iii) no shares of Company Series A Preferred Stock were issued and outstanding;

(iv) no shares of Company Series B Preferred Stock were issued and outstanding;

(v) no shares of Company Common Stock were reserved for issuance pursuant to the Extended Care Information Network, Inc. 2006 Amended and Restated Long-Term Incentive Plan adopted May 31, 2006 (the “Company Stock Plan”);

(vi) no shares of Company Common Stock were reserved for issuance upon conversion of the Company Preferred Stock;

(vii) no options to purchase shares of Company Common Stock pursuant to the Company Stock Plan are outstanding;

(viii) no warrants to purchase shares of Company Common Stock or Company Preferred Stock were issued or outstanding; and

(ix) no shares of Undesignated Preferred Stock were issued or outstanding.

(d) The Company Stock Plan is the only benefit plans of the Company under which any securities of the Company are issuable. As of the date hereof, except as set forth in Section 5.2(d), no Shares or other voting securities of the Company are issued, reserved for issuance or outstanding.

(e) The Stock Ledger contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Plan (collectively, the “Company Stock Options”), including the name of the holder, date of grant, exercise price and number of Shares subject thereto, the plan under which such Company Stock Option was granted, whether such Company Stock Option is an incentive stock option under Section 422 of the Code and whether the option is vested or exercisable. Except as set forth on Schedule 5.2(e), there will be no acceleration in the vesting of any Company Stock Option as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the Stock Ledger, or as contemplated by this Agreement, no options awarded under the Company Stock Plan have been exercised since the Balance Sheet Date.

(f) Except for the Company Stock Options, there are no agreements, arrangements, options, warrants, calls, rights, puts or commitments of any character relating to the issuance, sale, purchase or redemption of any Shares or other equity interests or equity equivalents of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such agreement, arrangement, option, warrant, call, right, put or commitment, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of any Shares.

(g) Except as set forth in the Company Charter, the Company is not a party to and, to the Knowledge of the Executives, there does not exist any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Shares. True and complete copies of the agreements and other instruments referred to on Schedule 5.2(g) have been delivered to Parent.

(h) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

(i) None of the Shares have been issued in violation of, or is subject to, any preemptive or subscription rights, and all of the Shares have been offered, issued, sold and delivered by the Company in compliance, in all material respects, with all applicable federal and state securities laws.

(j) There are no declared or accrued and unpaid dividends (whether or not declared) with respect to the Company Series A Preferred Stock, Company Series B Preferred Stock or the Company Common Stock.

(k) The Company has the power and authority under the terms of the Company Stock Plan and each Company Stock Option to comply with the terms of Section 1.3 without the consent of any Option Holder or other Person, and the Selling Parties represent and warrant that the Option Holders shall not have the right to receive any amounts from the Company, Buyer or Parent in respect of their Company Stock Options except as specifically provided herein.

Section 5.3 Subsidiaries and Investments. The Company does not, and since its incorporation never did, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (b) control any Person.

Section 5.4 Financial Statements; Internal Controls. (a) Schedule 5.4 contains (i) the audited consolidated balance sheets of the Company as of December 31, 2006, December 31, 2005 and December 31, 2004, respectively, and the related consolidated statements of income and stockholders’ equity for the fiscal years then ended, together with the appropriate notes to such financial statements (the “Footnotes”), and (ii) the unaudited consolidated balance sheets of the Company as of October 31, 2007, and the related consolidated statement of income and stockholders’ equity for the ten months then ended. Except as set forth therein or in the notes thereto, such financial statements have been prepared in conformity with generally accepted accounting principles applied in the United States and present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby, subject, in the case of the unaudited financial statements, to the absence of footnote disclosures and statements of cash flows and changes in shareholders’ equity and subject to normal year-end audit adjustments.

(b) The Company’s controls and procedures over financial reporting are effective in providing reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles applied in the United States.

Section 5.5 No Undisclosed Liabilities. The Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for on the Balance Sheet, other than liabilities otherwise disclosed herein, liabilities that are reflected in the Footnotes or would be required to be reflected in notes to the Balance Sheet in conformity with generally accepted accounting principles applied in the United States and which are of a nature and magnitude consistent with those liabilities disclosed in the Footnotes and liabilities of the same nature as those set forth on the Balance Sheet and reasonably incurred following the Balance Sheet Date in the ordinary course of business consistent with past practice, except for any such liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Operations Since Balance Sheet Date. (a) Since the Balance Sheet Date, there has been:

(i) no material adverse change in the assets, business, operations, liabilities, profits or financial condition of the Company, and, to the Knowledge of the Executives, no fact or condition exists or is contemplated or threatened that would reasonably be expected to have a Material Adverse Effect; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking that would reasonably be expected to have a Material Adverse Effect.

(b) Since September 30, 2007, the Company has, in all material respects, conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since September 30, 2007, the Company has not:

(i) (A) declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to its Stockholders in their capacity as such, (B) split, combined or reclassified any of its capital stock or issued, sold or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Shares (other than any issuances of its securities upon the conversion of any outstanding Company Preferred Stock, or upon the exercise of any Company Stock Options or Company Warrants) or (C) purchased, redeemed or otherwise acquired any Shares or any other securities of the Company;

(ii) made any material change in the business or operations of the Company;

(iii) amended the Company Charter or the Company’s bylaws;

(iv) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(v) altered through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(vi) made or incurred any capital expenditure or expenditures which, individually, is in excess of $30,000 or, in the aggregate, are in excess of $100,000;

(vii) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets or properties of the Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances and product licenses granted by the Company to third parties in the ordinary course of business, consistent with past practice;

(viii) cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company other than in the ordinary course of business consistent with past practice;

(ix) created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness for Borrowed Money or entered into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

(x) accelerated or delayed collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

(xi) delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid other than in the ordinary course of business consistent with past practice and other than required scheduled payments in respect of Indebtedness for Borrowed Money outstanding on the Balance Sheet;

(xii) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the financial statements referred to on Schedule 5.4 except as required by generally accepted accounting principles;

(xiii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing Date); or

(xiv) entered into any agreement or commitment to take any action listed in clauses (i)-(xiii) above.

Section 5.7 Taxes. (a) (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate, in all material respects, and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all material Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid or properly accrued; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Executives, proposed or threatened with respect to Taxes of the Company; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing and the Company will not have any liability thereunder on or after the Closing; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (ix) all material Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the books of the Company; (x) the Company has not been a member of any Company Group and the Company has not had at any time any direct or indirect ownership in any corporation, partnership, limited liability company, trust, joint venture or other entity; and (xi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

(c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits under any existing agreements with the Company, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code. Except as set forth on Schedule 5.7, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

Section 5.8 Governmental Permits. (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, variances, immunities, approvals and other authorizations from Governmental Bodies that are material and necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its business substantially as it is presently being conducted, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof (collectively, the “Governmental Permits”). Schedule 5.8 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have been made available to Parent.

(b) The Company has fulfilled and performed, in all material respects, its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or that might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Body.

Section 5.9 Real Property. (a) Schedule 5.9(a) sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). The Company has the right to quiet enjoyment of all the Leased Real Property described on Schedule 5.9(a) for the full term of each such lease or similar agreement (and any renewal option relating thereto) assuming due performance by the other parties thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance as a result of any action or inaction by the Company except for Permitted Encumbrances and, to the Knowledge of the Executives, the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any other Encumbrance except for Permitted Encumbrances. Except for Permitted Encumbrances, there are no agreements or other documents to which the Company is a party or by which the Company’s assets or business is bound, governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company. The Company has valid leasehold estates in each of the Leased Real Properties free and clear of all Encumbrances encumbering such lessee’s leasehold interest except Permitted Encumbrances, but subject to all the terms and conditions of the leases and subject to any Encumbrances encumbering the applicable lessor’s title to the Leased Real Properties.

(b) The Company does not own, and since its incorporation has not owned, any real property.

(c) Neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Executives, no such condemnation or other taking is threatened or contemplated.

(d) There is no Environmental Property Transfer Act that applies to the transactions contemplated by this Agreement.

(e) Except for the Permitted Encumbrances, to the Knowledge of the Executives, the Leased Real Property is not subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Leased Real Property or any part thereof.

Section 5.10 Personal Property Leases. Schedule 5.10 contains a brief description of each lease or other agreement or right, whether written or oral (including, in the case of oral leases or agreements, the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on 60 days or less notice or which provides for annual lease payments of less than $30,000.

Section 5.11 Intellectual Property; Software. (a) Schedule 5.11(a) of the Disclosure Schedule contains a list and description of all (i) Copyrights that have been filed with, issued or registered by any Governmental Body and in which the Company has an ownership interest; (ii) Patent Rights that have been filed with, issued or registered by any Governmental Body and in which the Company or any of its employees has an ownership interest; (iii) Trademarks that have been filed with, issued or registered by any Governmental Body and in which the Company has an ownership interest; (iv) Copyrights and Trademarks not described in clause (i) or clause (iii) which are material to the Company and in which the Company has an ownership interest; and (v) contracts to which the Company is a party which grant to the Company any license of any Copyright, Patent Right or Trademark of any other Person (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company).

(b) Schedule 5.11(b) of the Disclosure Schedule contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, including Software used by the Company in its operations or incorporated into its products (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company).

(c) Schedule 5.11(c) of the Disclosure Schedule contains a list of all agreements, contracts, licenses, sublicenses and assignments to which the Company is a party (other than customer contracts) and which relate to (i) any Copyrights, Patent Rights or Trademarks listed on Schedule 5.11(a) of the Disclosure Schedule, (ii) any Trade Secrets owned by, licensed to or used by the Company or (iii) any Software listed on Schedule 5.11(b) of the Disclosure Schedule. Except to the extent provided in (i) the agreements, contracts, licenses, sublicenses and assignments listed in Schedule 5.11(c) of the Disclosure Schedule, (ii) any customer contract or (iii) any license relating to a shrinkwrap or other commercially available off-the-shelf software products licensed by the Company, the Company has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property.

(d) The Company either: (i) owns the entire right, title and interest in and to the Intellectual Property required to be listed on Schedule 5.11(a) of the Disclosure Schedule, free and clear of Encumbrances except for Permitted Encumbrances or (ii) has the perpetual, royalty-free right to use the same. The Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified on Schedule 5.11(a) or (b) of the Disclosure Schedule as being owned by the Company.

(e) (i) all registrations for Copyrights, Patent Rights and Trademarks identified on Schedule 5.11(a) of the Disclosure Schedule as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and, to the Knowledge of the Executives, in good standing, all without challenge of any kind; (ii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company, and to the Knowledge of the Executives, there is no basis for any such action; and (iii) the Company is not in material breach of any agreement affecting the Intellectual Property used by the Company and the Company has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company.

(f) (i) no infringement, misappropriation or violation of any Intellectual Property right of any other Person has occurred or results in any way from the operations, products, Software or processes used in the Business; (ii) no claim of any infringement, misappropriation or violation of any Intellectual Property right of any other Person has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any Copyright, Trademark, Patent Right, Software or Trade Secret owned by the Company has been made; (iv) no proceedings are pending or, to the Knowledge of the Executives, threatened, which challenge the validity, ownership or use of any Intellectual Property owned by the Company; and (v) the Company has not received written notice of any claim that the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business infringe, misappropriate, dilute or violate any Intellectual Property right of any other Person and, to the Knowledge of the Executives, there is no basis for any such claim.

(g) (i) the Software required to be listed on Schedule 5.11(b) of the Disclosure Schedule is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations that would materially adversely affect the Company’s use of such Software after the Closing, assuming that the Company continues to use such Software in substantially the same manner that the Software was used by the Company prior to Closing; (ii) the Company has maintained and protected the Software that it owns (the “Owned Software”) (including source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, Trade Secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of each release or separate version of the Owned Software that is currently subject to maintenance obligations by the Company so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company or Persons who have assigned to the Company all of their right, title and interest in and to the Owned Software); (vii) the Owned Software does not infringe, misappropriate or violate any Intellectual Property of any other Person; (viii) each release or separate version of the Owned Software that is currently subject to maintenance obligations by the Company includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all such releases or such versions; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (xi) the Owned Software complies in all material respects with all applicable Requirements of Law relating to the export or reexport of the same; and (xii) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h) To the Knowledge of the Executives, the Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions or other similar documentation, in written or electronic form, made available by the Company to customers, end-users and resellers. To the Knowledge of the Executives, the Software included in, and the computing systems and networks used by the Company to provide, the Owned Software (i) are free of all software code that is intentionally designed to disable the Owned Software or damage property, including viruses, worms, trojan horses and other known contaminants, (ii) do not contain any material errors or problems of a material nature that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, (iii) have not been subject to any breach, penetration or intrusion by an unauthorized third party, (iv) have not been licensed to any third party except for customers of the Company in the ordinary course of business and (v) are not licensed pursuant to an “open source” license, do not incorporate and are not based on any software that is licensed pursuant to an “open source” license.

(i) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company or any of its predecessors in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all rights, title and interest therein or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such Intellectual Property.

(j) The Company has not granted to any third Person any ownership rights, exclusive rights or any rights to sublicense any of the products it develops or sells or any Intellectual Property relating to such products to any third Persons.

Section 5.12 Title to Property. Except for assets disposed of in the ordinary course of its business, the Company has good and marketable title to each item of equipment and other tangible assets reflected on the Balance Sheet or thereafter acquired, free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.13 No Violation, Litigation or Regulatory Action.

(a) neither the Company nor any of its properties or assets is subject to any Court Order;

(b) the assets of the Company and their uses by the Company comply, in all material respects, with all applicable Requirements of Law and Court Orders;

(c) the Company has complied in all material respects with all Requirements of Law and Court Orders that are applicable to its assets or business;

(d) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Executives, threatened, against or affecting the Company nor, to the Knowledge of the Executives, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant; and

(e) there is no action, suit or proceeding pending or, to the Knowledge of the Executives, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

Section 5.14 Contracts. The Company is not a party to or bound by:

(a) any contract for the purchase, sale or lease of real property;

(b) any contract for the purchase of services, supplies, equipment or raw materials which involved the payment of more than $65,000 in the fiscal year ended December 31, 2006, which the Company reasonably anticipates will involve the payment of more than $65,000 in the fiscal year ending December 31, 2007;

(c) any contract for the sale of goods or services (other than for the purchase, licensing or development of Software by the Company to third parties) which involved the payment of more than $65,000 in the fiscal year ended December 31, 2006, which the Company reasonably anticipates will involve the payment of more than $65,000 in the fiscal year ending December 31, 2007;

(d) any contract for the purchase, licensing or development of Software (i) between the Company and the thirty largest customers (measured by dollar volume of purchases but not including up-front installation and implementation fees) in the fiscal year ended December 31, 2006 and any other customer who is among the thirty largest customers (measured by dollar volume of purchases but not including up-front installation and implementation fees) for the period from January 1, 2007 through and including October 31, 2007 or (ii) containing (A) no limitation on liability or a limitation of liability in excess of the greater of $1,000,000 or the aggregate amount payable under such contract, (B) payment terms tied to a return on investment, (C) non-standard acceptance clauses which clauses have not yet been met, (D) since January 1, 2000, a service level agreement clause related to uptime and performance under which contract the Company has issued a credit related to these clauses or (E) since January 1, 2000, payments tied to reduction in length of stay or avoidable days;

(e) any consignment, distributor, dealer, reseller, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(f) (i) any contract relating to the disposition or acquisition by the Company since January 1, 2003 of material properties or assets (except for licenses to or from the Company) or (ii) any partnership, joint venture (including joint development, joint distribution or strategic alliance), franchise or other similar agreement or arrangement;

(g) any agreement or instrument that provides for, or relates to, the incurrence by the Company of debt for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(h) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others or any contract the primary content of which involves an indemnification or similar obligation on the part of the Company;

(i) any agreement that (i) limits or restricts where the Company or any of its Affiliates may conduct business or the right of the Company or any of its Affiliates to sell or distribute any products or services to any Person, (ii) contains any covenant or provision prohibiting the Company or any of its Affiliates from engaging in any line or type of business or (iii) grants any exclusive rights to make, sell or distribute the Company’s products or services;

(j) any “standstill” or similar agreement that restricts the Company’s right to acquire any security or business;

(k) any contract with a Governmental Body other than customer contracts entered into in the ordinary course of business; or

(l) any contract still in effect that was not made in the ordinary course of business in an amount which calls for annual aggregate payments in excess of $65,000.

Section 5.15 Status of Contracts. Each of the leases, contracts, licenses and other agreements required to be listed on Schedules 5.9, 5.10, 5.11(c), 5.14 or 5.17(a) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect immediately after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. The Company has not breached, in any material respect, any of its obligations under each of the Company Agreements, the Company is not in, or, to the Knowledge of the Executives, alleged to be in, breach or default under, nor is there or, to the Knowledge of the Executives, is there alleged to be any basis for termination of, any of the Company Agreements, and, to the Knowledge of the Executives, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Knowledge of the Executives, by any other such party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

Section 5.16 Insurance. Schedule 5.16 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. The Selling Parties shall cause the Company to keep its current insurance or comparable insurance in full force and effect through the Closing.

Section 5.17 Employees and Related Agreements; ERISA. (a) Set forth on Schedule 5.17(a) is a list of each Company Plan. As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates (as hereinafter defined) or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability. Notwithstanding the foregoing, “Company Plan” shall not include any plan, policy, practice, arrangement or understanding no longer in effect unless the Company or any ERISA Affiliates still may have any potential liability (direct, indirect, contingent or otherwise) relating thereto.

(b) Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan which has relied on a favorable opinion or advisory letter for such plan and, to the Knowledge of the Executives, no event has occurred since the date of such determination, opinion or advisory letter from the Internal Revenue Service which would reasonably be expected to cause any such plan to cease being so qualified. Each Company Plan complies with its terms in all material respects and, where applicable, the requirements of ERISA and the Code. Each Company Plan that is a group health plan has complied in all material respects with the health care continuation requirements of Section 601, et seq. of ERISA with respect to its employees and their spouses, former spouses and dependents. The Company is not a party to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(c) The Company has made available to Parent, with respect to each Company Plan, true, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts, as currently in effect, (ii) the most recent Internal Revenue Service determination letter, (iii) the most recent annual report (Form 5500 Series) and accompanying schedules, as filed, (iv) the current and, to the extent available, the prior summary plan description and (v) the most recent financial statements.

(d) At no time has the Company, or any of its ERISA Affiliates maintained, contributed to or had any liability under a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. “ERISA Affiliates” shall mean any entity which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code. The Company has no obligations under any Company Plan or otherwise to provide welfare benefits to former employees of the Company, except as specifically required by Section 4980B of the Code.

(e) Neither the Company nor, to the Knowledge of the Executives, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan which could subject any such Company Plan (or its related trust) or the Company or any officer, director or employee of the Company to the penalty or Tax under Section 402(i) or Section 402(l) of ERISA or Section 4975 of the Code.

(f) There is no pending or, to the Knowledge of the Executives, threatened, claim which alleges any violation of ERISA or any other law (i) by or on behalf of any Company Plan or (ii) by any employee of the Company or any plan participant or beneficiary against any such plan.

(g) At the Closing, the Selling Parties shall deliver to Parent the following: a list of all (i) compensation plans, agreements or arrangements (whether or not in writing) with current and, to the extent the Company has any continuing liability or obligation, former employees of the Company, (ii) severance programs and policies of the Company with or relating to their respective current and, to the extent the Company has any continuing liability or obligation, former employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to their respective current and former employees containing change of control or similar provisions.

(h) At the Closing, the Selling Parties shall deliver to Parent the following: (i) a list of all employees or independent contractors of the Company as of November 30, 2007; (ii) as of the Closing Date, the Current Annual Compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or independent contractors; (iii) a list of all present or former employees or independent contractors of the Company paid in excess of $75,000 in the fiscal year ended December 31, 2006 who have terminated or given written or, to the Knowledge of the Executives, oral notice of their intention to terminate their relationship with the Company since December 31, 2006; (iv) a list of any increase, effective after December 31, 2006, in the rate of compensation of any employees or independent contractors if such increase exceeds 5% of the previous annual compensation of such employee or independent contractors; and (v) a list of all substantial changes in job assignments of, arrangements with or promotions or appointments of any employees or independent contractors of the Company whose compensation as of December 31, 2006 was in excess of $75,000 per annum.

(i) There are no situations that involved or involves (A) the use of any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from funds of the Company or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other federal, foreign, state or local government agency or authority.

Section 5.18 Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company have been and are in compliance, in all material respects, with all applicable Requirements of Laws and Court Orders relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or Release of Contaminants. Without limiting the generality of the foregoing:

(a) to the Knowledge of the Executives, any asbestos-containing material which is on or part of any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and

(b) there is not now, nor, to the Knowledge of the Executives, has there ever been, on or in any Leased Real Property (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA or (ii) any underground storage tank or surface impoundment or landfill or waste pile.

Section 5.19 Employee Relations. The Company has complied, in all material respects, with all applicable Requirements of Law that relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. The Company is not a party to, affected by and has not been threatened in writing or, to the Knowledge of the Executives, otherwise threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. There has not been any union organizing or election activities involving any non-union employees of the Company since June 30, 2005 and, to the Knowledge of the Executives, none are threatened.

Section 5.20 Customers and Suppliers. Set forth on Schedule 5.20 is a list of names and addresses of the ten largest customers and the ten largest suppliers (in each case, measured by dollar volume of purchases or sales but not including up-front installation and implementation fees) of the Company and the percentage of the business of the Company which each such customer or supplier represents or represented during the fiscal year ended December 31, 2006 and the period from January 1, 2007 through October 31, 2007. Except for customers that are both customers of Parent and the Company and who may change their business relationship from the Company to Parent (or vice versa) after the Closing, there has been no termination of, or, to the Knowledge of the Executives, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company with any of the ten largest customers listed on Schedule 5.20 or whose purchases individually or in the aggregate are material to the operations of the Company’s business or with any supplier listed on Schedule 5.20 or whose sales individually or in the aggregate are material to the operations of the Company’s business.

Section 5.21 Availability of Assets. The assets owned, leased or licensed by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems), and all such assets are in good condition (subject to normal wear and tear and obsolesce) and, except for immaterial amounts of assets or properties being repaired in the ordinary course of the Company’s business, consistent with past practice, serviceable condition, in all material respects.

Section 5.22 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and the Company’s reserves for doubtful accounts have been established in accordance with United States generally accepted accounting principles.

Section 5.23 Product Liabilities. (a) Since June 30, 2005, the Company has not received a written claim for or based upon a material breach of product warranty or product specifications or any other written allegation of liability resulting from the sale of its products or the provision of services and, to the Knowledge of the Executives, there is no basis for any such claim. The products sold or delivered (including the features and functionality offered thereby) or services rendered by the Company comply, in all material respects, with (i) all Requirements of Law (and enable customers to so comply when used as intended) and (ii) to the Knowledge of the Executives, all contractual requirements, covenants or express or implied warranties applicable thereto, copies of which have previously been made available to Parent.

(b) Schedule 5.23(b) contains a list of products and services of the Company in development and planned introductions, together with a list of products and services that are currently planned to be discontinued.

(c) The Company’s customer contracts currently in effect do not contain any term or provision that (i) requires the Company: (1) to deliver the source-code for any software product to any third party; (2) to provide maintenance, support or other services to any customer free of charge for any period of time (other than for a period not to exceed one year following the installation of a system); (3) to deliver any material modification to or materially enhanced functionality for any software product (other than updates), which, individually would result in costs in excess of $25,000 or, costs in excess of $200,000 in the aggregate; (4) to deliver a new or next generation product; or (5) to provide future discounts or fixed rates on future hardware and/or software purchase by the customer, or (ii) prevents or restricts the Company from ceasing to provide support for any product after the end of the then current term of the customer agreement.

Section 5.24 Transactions with Affiliates. (a) For purposes of this Section 5.24, the term “Affiliated Person” means (i) any holder of more than two percent (2%) of the Fully Diluted Share Number, as of the Closing Date, (ii) any director or officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company or (iv) any member of the immediate family of any of such Persons and any Person that directly or indirectly controls, is controlled by or is under common control with any such immediate family member.

(b) Since June 30, 2005, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (ii) sold, leased or otherwise disposed of any property or assets or provided any services to, (iii) entered into or modified in any manner any contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) (i) The contracts of the Company do not include any obligation or commitment between the Company, on the one hand, and any Affiliated Person, on the other hand, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company except for those obligations or commitments incurred in the ordinary course of business and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business.

(d) To the Knowledge of the Executives, no Affiliated Person of the Company is a party to any contract with any customer or supplier of the Company that affects in any adverse manner the business of the Company. To the Knowledge of the Executives, no person employed by the Company is an immediate family member of any officer or director of the Company.

Section 5.25 Certain Business Practices and Regulations. (a) The Company has operated its business in compliance in all material respects with all Requirements of Law and all contractual requirements that regulate or limit the maintenance, use or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business and has implemented all confidentiality, security and other protective measures required by those Requirements of Law and contractual requirements and have implemented all such measures required by the Standards for Privacy of Individually Identifiable Health Information, Security Standards and Standards for Electronic Transactions and Code Sets promulgated under the Health Insurance Portability and Accountability Act of 1996. With respect to privacy and security commitments for personally identifiable information maintained by the Company (the “Privacy Commitments”), (i) the Company is in compliance in all material respects with the Privacy Commitments; (ii) the transactions contemplated by this Agreement will not violate any of the Privacy Commitments (provided, that, the Company is not making any representation regarding Parent); (iii) the Company has not received inquiries from the Federal Trade Commission or any other Governmental Body regarding the Privacy Commitments; and (iv) the Privacy Commitments have not been rejected by any applicable certification organization which has reviewed such Privacy Commitment or to which any such Privacy Commitment has been submitted. The Company has entered into “business associate” agreements with all of its customers and suppliers in accordance with applicable Requirements of Law.

(b) All Personal Data that the Company has shared, or will share, with Parent, or that will be transferred to Parent pursuant to the terms of this Agreement, has been collected, maintained and used by the Company at all times in compliance with (i) the requirements of the Privacy Commitments and Requirements of Law, (ii) the requirements of contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to Persons about whom the Personal Data relates (“Data Subjects”). When the Company has changed its policies or practices relating to Personal Data, the

Company has, to the extent required by the applicable policy in effect prior to the change, provided notice to the affected Data Subjects prior to using the Personal Data relating to them in a manner inconsistent with the policy or practice previously communicated to the Data Subjects. The Company’s transfer of Personal Data to Parent pursuant to the terms of this Agreement will not breach any of the Company’s obligations under the Privacy Commitments and Requirements of Law, contracts to which the Company is a party, or policies relating to Personal Data that the Company has communicated to Data Subjects (the Company is not making any representation regarding actions by Parent).

(c) Since January 1, 2001, none of the Company or any of its officers, directors, employees, or, to the Knowledge of the Executives, agents, consultants, or any other person acting on behalf of the Company (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or other Federal Health Care Program; (ii) has been debarred, excluded or suspended form participation in Medicare, Medicaid or other Federal Health Care Program; or (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act.

(d) None of the Company or any of its officers, directors, employees, or, to the Knowledge of the Executives, agents consultants, or any other person acting on behalf of the Company (i) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (ii) to the Knowledge of the Executives is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or other Federal Health Care Program-related offense.

(e) None of the Company or any of its respective officers, directors, employees, or, to the Knowledge of the Executives, agents, consultants or any other Person acting on behalf of the Company has since January 1, 2000, engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations or other federal or state laws and regulations.

(f) The Company has not engaged in any activity constituting fraud or abuse under any Requirements of Law relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any person by or on behalf of the Company has been made in violation of any applicable Requirements of Law.

Section 5.26 No Finder. Neither the Company nor any Person acting on the Company’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.27 Takeover Statutes and Charter Provisions. To the Knowledge of the Executives, no state takeover statutes or takeover charter or bylaw provisions are applicable to this Agreement, the Parent Ancillary Agreements, the Buyer Ancillary Agreements or the Stockholder Representative Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Stockholder Representative and the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Parent hereby represents and warrants to the Stockholder Representative and the Selling Parties as follows:

Section 6.1 Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted. Parent is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to so qualify or be in good standing would not have or would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

(b) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to so qualify or be in good standing would not have or would not reasonably be expected to have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

Section 6.2 Authority; Conflicts. (a) Parent has all requisite power and authority to execute, deliver and perform this Agreement and each of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of Parent or its stockholders. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Stockholder Representative and each Selling Party) is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by the Stockholder Representative and each Selling Party) a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Stockholder Representative and each Selling Party) is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the Stockholder Representative and each Selling Party) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 6.2(c), neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements by Parent nor the consummation of any of the transactions contemplated hereby or thereby by Parent, including the Section 253 Merger, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Parent will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of Parent’s assets, under (1) Parent’s certificate of incorporation or bylaws of Parent, (2) any note, instrument, mortgage, agreement, lease, license franchise, permit or financial obligation to which Parent is a party or any of its assets or business is subject or by which Parent is bound, (3) any Court Order to which Parent is a party or by which any of its assets or business is subject or by which Parent is bound or (4) any Requirements of Law affecting Parent or its assets or business, other than any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Parent of any declaration, filing or registration with, any Governmental Body, except as provided under the HSR Act.

(d) Except as set forth on Schedule 6.2(d), neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer nor the consummation of any of the transactions contemplated hereby or thereby by Buyer, including the Section 253 Merger, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of Buyer’s assets, under (1) Buyer’s certificate of incorporation or bylaws of Buyer, (2) any note, instrument, mortgage, agreement, lease, license franchise, permit or financial obligation to which Buyer is a party or any of its assets or business is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which any of its assets or business is subject or by which Buyer is bound or (4) any Requirements of Law affecting Buyer or its assets or business, other than any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except as provided under the HSR Act.

Section 6.3 Financing. Parent presently has, or has access to, and will have at the Closing sufficient funds, in cash, to pay the Purchase Price and all other amounts payable by Parent under this Agreement at the Closing together with all fees and expenses of Parent at the Closing associated with the transactions contemplated hereby.

Section 6.4 No Finder. Neither Parent nor Buyer nor any Person acting on behalf of Parent or Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Section 253 Merger. Immediately following the Closing, Parent and Buyer shall take all actions reasonably required to effect the Section 253 Merger in accordance with applicable law upon terms of an Agreement and Plan of Merger in a form reasonably acceptable to the Stockholder Representative.

Section 7.2 Employees and Employee Plans. For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits after the Closing Date to employees of the Company, each Person who is as of the Closing Date an employee of the Company shall be credited with his or her years of service with the Company before the Closing Date, to the same extent as such Person was entitled, before the Closing Date, to credit for such service under any similar Company Plans (such Company Plans, collectively the “Old Plans”), except to the extent such credit would result in a duplication of benefits or an accrual of benefits for any period prior to the Closing Date. In addition, and without limiting the generality of the foregoing: (i) each such Person shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent or the Company to the extent coverage under such plan replaces the coverage under a comparable Company Plan in which such Person participated immediately before the Closing Date (such plans, collectively, the “New Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any such Person, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, in each case with respect to conditions eligible for coverage under the Old Plans immediately prior to the Closing, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Nothing in this Agreement shall be interpreted as the establishment or amendment by Parent of any employee benefit plan, program or arrangement.

Section 7.3 Tax Matters. The following provisions shall govern the allocation of responsibility for certain tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns with respect to Pre-Closing Taxes for the Company that are due after the Closing Date. Parent shall permit the Stockholder Representative to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall consider in good faith revisions to such Income Tax Returns as are reasonably requested by the Stockholder Representative.

(b) Refunds and Tax Benefits. Any Income Tax refunds that are received by Parent, Buyer or the Company, and any amounts credited against Income Tax for which Parent, Buyer or the Company is liable, that, in each case, relate to Income Tax periods or portions thereof ending on or before the Closing Date (except for (i) amounts credited as a result of the net operating loss carry forwards as of December 31, 2006 or losses generated after December 31, 2006 and (ii) refunds or credits reflected in the Valuation Date Working Capital) shall be distributed to each Stockholder and Option Holder (other than a Stockholder that holds Dissenters’ Shares) in accordance with each such Person’s Pro Rata Share.

(c) Cooperation on Tax Matters. (i) Parent, Buyer, the Selling Parties and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Buyer, the Selling Parties and the Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, Buyer or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if one of the parties so requests, Parent, Buyer the Selling Parties, and the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(i) Parent, Buyer, the Selling Parties and the Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(ii) Parent, Buyer, the Selling Parties and the Stockholder Representative further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Code Section 6043A, or Treasury Regulations promulgated thereunder.

Section 7.4 Indemnification of Directors and Officers. (a) The Company has obtained a director and officer liability insurance coverage policy providing for six (6) years of “tail” coverage with respect to matters occurring prior to the Closing (the “Tail Policy”), the expense of which shall be an Acquisition Expense of the Company for all purposes of this Agreement. Parent and Buyer shall not take any action to cancel or terminate the Tail Policy.

(b) Parent shall reimburse one-half of any deductible provided for under the Tail Policy; provided, that Parent is promptly notified of a claim made under the Tail Policy and is kept reasonably informed on the status and resolution thereof (including being provided with documentation related thereto).

Section 7.5 Noncompetition and Nonsolicitation. (a) Each Selling Party understands and acknowledges that such Selling Party has had access to and has learned (a) information proprietary to the Company with respect to the Business and (b) other information proprietary to the Company, including, without limitation, trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the Business (collectively, “Proprietary Information”). Each Selling Party agrees that, from and after the Closing for a period of five (5) years after the Closing Date, such Selling Party (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 7.5(a) shall not apply to any information which (x) is at the Closing or thereafter becomes available to the public other than as a result of a disclosure, directly or indirectly, by a Selling Party, or (y) is required to be disclosed by applicable requirements of law; provided, that, in such event, the Selling Party making such disclosure shall use reasonable best efforts to give reasonable advance notice of such requirement to Parent to enable Parent or the Company to seek a protective order or other appropriate remedy with respect to such disclosure.

(b) Each of the Selling Parties set forth in Schedule 7.5(b) further agrees that, from and after the Closing for a period of two (2) years after the Closing Date, each such Selling Party shall not, directly or indirectly: (a) deliberately take any action that would interfere with (i) any contractual or customer relationship of the Company or its Affiliates in respect of the Business or (ii) any relationship of the Company or its Affiliates with its respective employees in respect of the Business or (b) solicit the services of (as employee, consultant or otherwise) or seek to cause to leave the employ of the Company or any of its Affiliates any employee of the Company during employment of such employee by the Company or its Affiliates; provided, however, that an employee shall be deemed not to have been solicited if (i) such employee responded to a general solicitation not targeted to such employee, or (ii) such solicitation does not occur until at least ninety (90) days after such employee’s employment has been terminated.

(c) Notwithstanding anything to the contrary contained herein, in the event a Selling Party violates any of its obligations under this Section 7.5, Parent or the Company may proceed against such Selling Party in law or in equity for such damages or other relief as a court may deem appropriate. Each Selling Party acknowledges that a violation of this Section 7.5 would cause Parent and the Company irreparable harm which may not be adequately compensated for by money damages. Each Selling Party therefore agrees that in the event of any actual or threatened violation of this Section 7.5, Parent or the Company shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against a Selling Party to prevent any violations of this Section 7.5, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.5 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.5, any term, restriction, covenant or promise in this Section 7.5 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification for the Benefit of Parent. (a) Each Selling Party agrees, severally but not jointly, to indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses suffered, incurred or sustained by such Parent Group Member relating to, in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of such Selling Party contained in Article IV of this Agreement and (ii) any breach by such Selling Party of any of its covenants and agreements hereunder, or any failure of such Selling Party to perform any of its obligations, in this Agreement; provided, however, that the maximum aggregate amount required to be paid by any Selling Party pursuant to this Section 8.1(a) shall not exceed the aggregate proceeds paid to such Selling Party pursuant hereto. The representations in Article IV and the indemnification provided in this Section 8.1(a) shall survive until the expiration of any applicable statute of limitations.

(b) The Selling Parties agree, jointly and severally (except as set forth in Section 8.6), to indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expense suffered, incurred or sustained by any such Parent Group Member in connection with or arising from:

(i) any breach by the Stockholder Representative of any of its covenants hereunder, or any failure of the Stockholder Representative to perform any of its obligations, in this Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of the Selling Parties (other than those in Article IV) or the Stockholder Representative contained or referred to in this Agreement or any certificate delivered by or on behalf of the Selling Parties, the Stockholder Representative and the Company pursuant hereto;

(iii) the payment by the Company of Acquisition Expenses incurred by the Company, or for which the Company is liable, at or prior to the Closing that are not deducted from the calculation of the Purchase Price or deducted in determining the Valuation Date Working Capital and the existence of any amounts owed to Parent pursuant to Section 2.2;

(iv) any Pre-Closing Taxes or Transfer Taxes; provided, however, that a Parent Group Member shall be indemnified only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes and taken into account in calculating the Valuation Date Working Capital; or

(v) any Losses and Expenses incurred by any Parent Group Member in connection with or arising from the exercise of appraisal rights pursuant to the DGCL by Stockholders pursuant to the Section 253 Merger (including all Losses and Expenses associated with any appraisal proceedings and all amounts determined to be payable to any such holders pursuant to the DGCL) to the extent that such Losses and Expenses exceed the product of (x) the number of Dissenters’ Shares and (y) the amount of per share consideration that the holders of such Dissenters’ Shares would have received pursuant to this Agreement if such Dissenters’ Shares were sold to Buyer hereunder (which, for the avoidance of doubt, includes the Per Share Closing Payment, the Per Share Working Capital Payment times 0.95, the Per Share Administrative Refund and a Pro Rata Share of any escrow payment to Stockholders pursuant to the Escrow Agreement);

provided, however, that Parent Group Members shall be indemnified and held harmless under clause (ii) of this sentence with respect to Loss and Expense incurred by Parent Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1(a), 5.2, 5.3, 5.7, 5.12 or 5.26 hereof, as to which this proviso shall have no effect) only if (A) the amount of such Loss and Expense related to an individual claim, fact or occurrence or any series of related claims, facts or occurrences exceeds $10,000 (the “Mini-Basket”), but, if in excess of such amount, then for the entire amount of such Loss and Expense without deduction and (B) the aggregate amount of such Loss and Expense exceeds $370,000 (it being understood that such amount shall be a deductible at or below which Parent Group Members shall not be entitled to indemnification pursuant to Section 8.1(b)(ii)) (the “Deductible”). In order to determine whether a breach or inaccuracy of any representation or warranty (or failure of any representation or warranty to be true and correct) referred to in Section 8.1(b)(ii) hereof has occurred or the amount of any Loss or Expense (other than with respect to Section 5.6), all qualifications or exceptions included in such representations or warranties relating to materiality (including the words “material” or “Material Adverse Effect”), material adverse change or similar qualifications shall be disregarded; provided, however, that any materiality standards or qualifications that are inherent in generally accepted accounting principles as applied in the United States shall not be disregarded.

(c) The indemnification provided for in Section 8.1(b) shall terminate on the first anniversary of the Closing Date (and no claims shall be made by any Parent Group Member under Section 8.1(b) thereafter), except that the indemnification of Parent Group Members shall continue as to:

(i) the representations and warranties set forth in Sections 5.1(a), 5.2, 5.3 and 5.26 hereof, as to all of which no time limit shall apply;

(ii) the representations and warranties set forth in Section 5.18 and the covenants of the Stockholder Representative set forth in Sections 11.1 and 11.12, as to which the indemnification provided for in Section 8.1(b) shall survive until the third anniversary of the Closing Date;

(iii) the representations and warranties set forth in Sections 5.7 and 5.12 hereof and the indemnification provided in Section 8.1(b)(i) and 8.1(b)(iv) hereof, as to which the indemnification provided for in Section 8.1(b) shall survive for the applicable statute of limitations; and

(iv) any Loss or Expense of which any Parent Group Member has notified the Stockholder Representative in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1, as to which the right of the Parent Group Member to be indemnified with respect to such Loss or Expense shall continue until the liability shall have been determined pursuant to this Article VIII and all Parent Group Members shall (to the extent ultimately determined to be entitled) have been reimbursed for such Loss and Expense in accordance with this Article VIII.

(d) Except with respect to claims for Losses and Expenses incurred by any Parent Group Member in connection with or arising from any breach or inaccuracy of any representation or warranty or the inaccuracy of any representation of the Company contained in Sections 5.1(a), 5.2, 5.3, 5.7, 5.12 or 5.26 hereof, the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to Section 8.1(b)(i) (other than in respect of the Stockholder Representative’s covenants and obligations contained in Sections 2.1, 2.2 or 8.5(c)) or Section 8.1(b)(ii) hereof shall not exceed an amount equal to 7.5% of the Cash Purchase Price (the “Cap”); provided, further, that fifty percent (50%) of any Losses and Expenses indemnified for pursuant to Section 8.1(b)(v) shall be counted against the Cap.

(e) In no event shall the Losses and Expenses payable pursuant to Article VIII (other than for any breach or inaccuracy of the representations or warranties contained in Article IV) exceed fifty percent (50%) of the Purchase Price.

Section 8.2 Indemnification for the Benefit of the Stockholders. Parent agrees to indemnify and hold harmless each Seller Indemnified Party from and against any and all Losses and Expenses suffered, incurred or sustained by any such Seller Indemnified Party in connection with or arising from:

(i) any breach by the Parent or Buyer of any of their covenants hereunder, or any failure of the Parent or Buyer (at any time) to perform any of their obligations, in this Agreement; and

(ii) any breach of any warranty or the inaccuracy of any representation of the Parent or Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Buyer pursuant hereto.

Section 8.3 Notice of Claims by Parent Group Members. (a) Any Parent Group Member seeking indemnification hereunder shall give to the Stockholder Representative a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, or, if not known, an estimated amount, with an explanation of the basis for calculating such amount, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure of any Parent Group Member to give the Claim Notice promptly as required by this Section 8.3 shall not affect such Parent Group Member’s rights under this Article VIII except to the extent such failure is actually prejudicial to the rights and obligations of the Stockholder Representative.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Parent Group Member shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Parent Group Member and the Stockholder Representative; (ii) by a final judgment or decree of any court of competent jurisdiction; (iii) by an Award; or (iv) by any other means to which the applicable Parent Group Member and the Stockholder Representative shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 8.4 Notice of Claims by Seller Group Members. (a) Any Seller Indemnified Party seeking indemnification hereunder shall give to Parent a Claim Notice describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim or, if not known, an estimated amount, with an explanation of the basis for calculating such amount, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure of any Seller Indemnified Party to give the Claim Notice promptly as required by this Section 8.4 shall not affect such Seller Indemnified Party’s rights under this Article VIII except to the extent such failure is actually prejudicial to the rights and obligations of Parent.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Seller Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Seller Indemnified Party and Parent; (ii) by a final judgment or decree of any court of competent jurisdiction; (iii) by an Award; or (iv) by any other means to which the applicable Seller Indemnified Party and Parent shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 8.5 Third Person Claims. (a) In order for a Seller Indemnified Party or a Parent Group Member (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.1 or 8.2 in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party with the indemnification obligation (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim provided, however, that failure to give such copies or notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party under applicable standards of professional conduct based upon the written advice of counsel, then the Indemnified Party shall be entitled to retain its own counsel, as well as local counsel in each jurisdiction for which the Indemnified Party reasonably determines such local counsel is required, at the expense of the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall be reimbursed for all reasonable out-of-pocket costs incurred in the course of such assistance.

(c) If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of any Requirement of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent when such consent is required hereunder; and (iii) no compromise or settlement of such Third Party Claim may be effected by the Indemnified Party without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If a Claim Notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within 20 days after the Indemnified Party’s Claim Notice is given, give written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be deemed to have waived the right to assume such defense; provided, however, that the Indemnifying Party shall not be precluded from otherwise participating in such Third Party Claim as permitted by this Section 8.5(c). Notwithstanding the foregoing, if a Parent Group Member is an Indemnified Party, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) the Third Party Claim could reasonably be expected to materially affect the business or operations of Parent, the Company or their Affiliates or (iii) the Indemnified Party determines in good faith that it could have greater monetary liability in respect of such Third Party Claim than the Indemnifying Party based upon the limitations contained in this Article VIII.

Section 8.6 Indemnification Escrow Amount as Security; Set-Off. Any amount of indemnification that a Parent Group Member is determined to be entitled to be paid pursuant to Section 8.1(b) shall, first, be set off against the Indemnification Escrow Amount. Subject to the limitations set forth in Section 8.1(d), to the extent that the amount of Loss and Expense to be indemnified pursuant to Section 8.1(b) exceeds the amount of the Indemnification Escrow Amount or if the Indemnification Escrow Amount has been distributed to the Selling Parties, (i) each Selling Party hereby agrees, severally and not jointly, to indemnify, defend and hold harmless each Parent Group Member from and against any and all Loss or Expense incurred by such Parent Group Member for such

Selling Party’s Pro Rata Share of the amount by which such indemnifiable obligations exceed, individually or in the aggregate, the Indemnification Escrow Amount then remaining, if any, and the amount of such excess Losses and Expenses shall be paid directly to the appropriate Parent Group Member and (ii) each Parent Group Member entitled to such indemnification agrees to use its reasonable efforts to pursue such claim against more than one Selling Party including serving each such Selling Party with process in connection with any action with respect to such Selling Party’s indemnification obligations pursuant to Section 8.1(b).

Section 8.7 Indemnification Payments. (a) The Parties hereto agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the laws of a particular jurisdiction require otherwise.

(b) Payments that a Person is entitled to receive pursuant to this Article VIII shall be (i) reduced to take account of any net Tax benefit actually realized by such Person or any Affiliate thereof arising from the incurrence or payment of any such indemnified amount and (ii) in an amount which is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account all net increases in federal, state, local, foreign or other Taxes payable by such Parent Group Member as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of Tax basis, or otherwise increasing such Taxes payable by such Indemnified Party at any time).

(c) All payments made pursuant to this Article VIII shall be net of any amount for which reimbursement is actually received by the Parent Group Member pursuant to insurance policies or third party payments by virtue of indemnification or subrogation.

Section 8.8 No Special Damages. No party shall have any liability for punitive, consequential, incidental or special damages arising out of or resulting from the inaccuracy of any representation or the breach of any warranty contained in this Agreement except if such damages (i) are payable to a third Person or (ii) constitute reasonably foreseeable consequential damages.

Section 8.9 Sole Remedy. If the Closing occurs, other than (i) rights to equitable relief or (ii) claims for fraud, the sole remedy available to an Indemnified Party for the occurrence of any event described in this Article VIII or for breaches of, under or with respect to this Agreement shall be limited to the rights set forth in this Article VIII. To the extent that the Losses and Expenses arising from a claim for fraud exceed the Cap, the party that caused such fraud shall be solely responsible for such excess Losses and Expenses, without respect to the Mini-Basket, Deductible or any provision limiting the liability of such party to its Pro Rata Share of any Losses and Expenses.

ARTICLE IX

STOCKHOLDER REPRESENTATIVE MATTERS

Section 9.1 Appointment. (a) In order to efficiently (i) administer the obligations specified in Sections 2.1 and 2.2, including the determination of the Valuation Date Working Capital, and in Article VIII and (ii) represent the interests of the Selling

Parties with respect to all matters arising under this Agreement, the Escrow Agreement and all agreements, instruments and documents being or to be executed and delivered by the Stockholder Representative under this Agreement (the “Stockholder Representative Ancillary Agreements”), (A) each Selling Party appoints the Stockholder Representative as agent for such Selling Party and as such Selling Party’s true and lawful attorney-in-fact effective as of the date hereof, with full power and authority in such Selling Party’s name and on such Selling Party’s behalf to (w) act according to the terms of this Agreement and the Stockholder Representative Ancillary Agreements in the absolute discretion of the Stockholder Representative, (x) execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding the forgoing, the Stockholder Representative shall not have the right to execute any amendments, waivers, ancillary agreements or other documents amending this Agreement that would have the effect of treating any Selling Party disproportionately under this Agreement from any or all of the other Selling Parties or amend or alter this Section 9.1, (y) represent such Selling Party and such Selling Party’s successors with respect to all matters arising under this Agreement and the Stockholder Representative Ancillary Agreements and (z) in general do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or any Stockholder Representative Ancillary Agreement and (B) the Stockholder Representative agrees to act as the representative, agent and attorney-in-fact of each Selling Party. Each Selling Party agrees, that (i) all actions taken by the Stockholder Representative under this Agreement or any Stockholder Representative Ancillary Agreement shall be binding upon such Selling Party and such Selling Party’s successors as if expressly confirmed and ratified in writing by such Selling Party and (ii) any and all rights or remedies that such Selling Party desires to exercise, and actions such Selling Party desires to take, under or pursuant to this Agreement, the Escrow Agreement or the other agreements contemplated hereby, shall only be taken by a Selling Party through the Selling Party Representative.

(b) The power of attorney and all authority conferred under Section 9.1(a) shall be irrevocable and coupled with an interest and shall not be terminated by any act of any Selling Party, by operation of law, by such Selling Party’s death or disability or any other event. Without limiting the foregoing, the power of attorney shall be to ensure the performance of a special obligation and, accordingly, each Selling Party renounces such Selling Party’s right to renounce this power of attorney unilaterally any time before the termination of the Escrow Agreement.

(c) Each Selling Party waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or any Stockholder Representative Ancillary Agreement.

(d) Notwithstanding the power of attorney granted under Section 9.1(a), no agreement, instrument, acknowledgement or other act or document delivered by a Selling Party in respect of Article IV or pursuant to Section 11.12 shall be ineffective by reason of a Selling Party having signed or given such directly instead of the Stockholder Representative.

(e) The Stockholder Representative shall have the authority under this Agreement or any Stockholder Representative Ancillary Agreement to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement or any Stockholder Representative Ancillary Agreement for and on behalf of the Selling Parties, including defending all indemnity claims pursuant to Section 8.1 (each, an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding Indemnity Claims, dealing with Parent and the Company under this Agreement and the Stockholder Representative Ancillary Agreements with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Stockholder Representative specified in or contemplated by this Agreement or any of the Stockholder Representative Ancillary Agreements and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, each Selling Party grants the Stockholder Representative full power and authority to interpret all the terms and provisions of this Agreement and the Stockholder Representative Ancillary Agreements and to consent to any amendment hereof or thereof on behalf of such Selling Party and its successors. Parent and, after the Closing, the Company shall be entitled to rely upon any document or instrument reasonably believed by them to be genuine, accurate as to content and signed by the Stockholder Representative or its successor.

Section 9.2 Indemnification of Stockholder Representative; Expenses. (a) The Stockholder Representative shall not be liable in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties pursuant to this Agreement or any Stockholder Representative Ancillary Agreement, except for the Stockholder Representative’s own willful misconduct as determined pursuant to a final nonappealable adjudication from a court of competent jurisdiction. The Stockholder Representative shall be indemnified and held harmless, jointly and severally, by each Selling Party from all Losses and Expenses that may be incurred by the Stockholder Representative as a result of the Stockholder Representative’s performance of the Stockholder Representative’s duties under this Agreement or any Stockholder Representative Ancillary Agreement; provided, however, that the Stockholder Representative shall not be entitled to indemnification for Losses and Expenses that result directly and primarily from any action taken or omitted by the Stockholder Representative as a result of the Stockholder Representative’s willful misconduct as determined pursuant to a final nonappealable adjudication from a court of competent jurisdiction.

(b) Except as otherwise expressly provided herein, the Stockholder Representative shall be reimbursed for all fees, costs and expenses incurred by the Stockholder Representative in connection with acting in the capacity of representative, agent or attorney-in-fact under this Agreement and the Stockholder Representative Ancillary Agreements (collectively, the “Stockholder Representative Expenses”) from the funds in the Administrative Account, if any. In no event shall the Stockholder Representative be required to fund or advance any amounts other than from the funds in the Administrative Account, if any. If from time to time the Stockholder Representative Expenses exceed the funds in the Administrative Account, then upon ten (10) business days notice from the Stockholder Representative to a Selling Party, such Selling Party, on a several and not joint basis, shall promptly remit to the Stockholder Representative for deposit in the Administrative Account such Selling Party’s Adjusted Pro Rata Share of such excess amount as specified in such notice.

Section 9.3 Access to Information. The Stockholder Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company or Parent and the reasonable assistance of Parent’s and the Company’s officers and employees for purposes of performing the Stockholder Representative’s duties under this Agreement or any Stockholder Representative Ancillary Agreement and exercising the Stockholder Representative’s rights under this Agreement or any Stockholder Representative Ancillary Agreement, including for the purpose of evaluating any Indemnity Claim against the Indemnification Escrow Amount by Parent; provided, that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholder Representative’s attorneys, accountants or other advisors, to the Selling Parties, the Selling Parties’ attorneys, to the arbitrators appointed to resolve disputes pursuant to this Agreement or any Stockholder Representative Ancillary Agreement, and on a need-to-know basis to other individuals, in each case who are bound to keep such information confidential pursuant to their professional obligations or agree to keep such information confidential pursuant to confidentiality agreements reasonably acceptable to Parent to evidence such obligations).

Section 9.4 Reasonable Reliance. In the performance of the Stockholder Representative’s duties under this Agreement or any Stockholder Representative Ancillary Agreement, the Stockholder Representative shall be entitled to rely upon any document or instrument reasonably believed by the Stockholder Representative to be genuine, accurate as to content and signed by any of the Selling Parties, the Company, Buyer or Parent. The Stockholder Representative may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement or any Stockholder Representative Ancillary Agreement has been duly authorized to do so.

Section 9.5 Liability. If the Stockholder Representative is required by the terms of this Agreement or any Stockholder Representative Ancillary Agreement to determine the occurrence of any event or contingency, the Stockholder Representative shall, in making such determination, be liable to the Selling Parties only for the Stockholder Representative’s willful misconduct as determined pursuant to a final nonappealable adjudication from a court of competent jurisdiction. In determining the occurrence of any such event or contingency, the Stockholder Representative may request from any Selling Party or any other Person such reasonable additional evidence as the Stockholder Representative in the Stockholder Representative’s sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any Selling Party, and the Stockholder Representative shall not be liable to any Selling Party for any damages resulting from the Stockholder Representative’s delay in acting hereunder pending the receipt and examination of additional evidence requested by the Stockholder Representative.

Section 9.6 Replacement of Stockholder Representative; Termination. After the Closing Date, the Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Selling Parties; provided, however, that such resignation shall not be effective unless and until a successor Stockholder Representative has been appointed and accepts such position and the terms of this Agreement and the Stockholder Representative Ancillary Agreements. In such event, Parent and the Stockholder Representative shall appoint a successor Stockholder Representative or, if Parent and the Stockholder Representative are

unable to agree upon a successor Stockholder Representative within 30 days after such notice, the successor Stockholder Representative shall be selected by the Selling Parties that held at least a majority of the Selling Parties’ Stock (on an as converted basis) as of immediately prior to the Closing. After the Closing Date, if the Stockholder Representative is unable to perform its obligations under this Agreement (including, if a replacement Stockholder Representative is a natural person, as a result of such person’s death) or, in the case of a successor Stockholder Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the Selling Parties that held at least a majority of the Selling Parties’ Stock (on an as converted basis) as of immediately prior to the Closing shall appoint a successor Stockholder Representative.

Section 9.7 Organization, Power and Authorization of the Stockholder Representative. The Stockholder Representative hereby represents and warrants to Parent and Buyer and agrees as follows:

(a) The Stockholder Representative is duly incorporated or organized, as the case may be, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be and (ii) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and any ancillary agreement to which it is a party. The Stockholder Representative’s execution, delivery and performance of this Agreement and the ancillary agreements to which the Stockholder Representative is a party has been duly authorized and no other actions or proceedings on the part of such Stockholder Representative are necessary to authorize this Agreement and the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Stockholder Representative and (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) is the legal, valid and binding obligation of such Stockholder Representative enforceable in accordance with its terms, and each of the ancillary agreements to which the Stockholder Representative is a party has been duly authorized by the Stockholder Representative and upon execution and delivery by the Stockholder Representative will be (assuming the valid authorization, execution and delivery by the Parent and the Buyer) a legal, valid and binding obligation of enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 9.7(c), neither the execution and delivery of this Agreement or any of the ancillary agreements to which a Stockholder Representative is a party nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance, under (1) the organizational documents of such Stockholder Representative, (2) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which a Stockholder Representative is a party or by which such Stockholder Representative is bound, (3) any Court Order to which such Stockholder Representative is a party or by which such Stockholder Representative is bound or (4) any Requirements of Law affecting such Stockholder Representative; or

(ii) require the approval, consent, authorization or act of, or the making by such Stockholder Representative of any declaration, filing or registration with, any Person, except as provided under the HSR Act

ARTICLE X

RELEASE

Section 10.1 Release. Except as set forth in the following sentence and subject to the limitations set forth therein, each Selling Party will, and hereby does, effective as of the Closing, release and forever discharge the Company and its officers, directors, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to any act or omission of any kind or character whatsoever of the Company or any predecessor of the Company occurring at or prior to the Closing or any operations of the Company’s or any of its predecessor’s businesses at or prior to the Closing, including the calculation and payment of any and all accrued and unpaid dividends or arising out of or related to the Selling Party’s acquisition or ownership of Company Common Stock and/or Company Preferred Stock; provided, however, that such claims shall not include claims arising out of this Agreement and/or any agreement, instrument or document being or to be executed and delivered by such Selling Party in connection with this Agreement or claims by employees of the Company for accrued compensation or benefits arising in the ordinary course of business. Notwithstanding the foregoing, each Selling Party does not hereby release or waive and hereby reserves any rights such Selling Party may now have or ever has had in its capacity, if applicable, as a director, officer, employee or agent of the Company to be indemnified against liabilities, or to benefit from provisions limiting such Selling Party’s liability, to the extent provided in the Company Charter, the Company’s bylaws or any indemnification agreements entered into between the Company and such Selling Party or policies of insurance related to such matters.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent, to its counsel, accountants, financial advisors or lenders, and in the case of the Company and the Stockholder Representative, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated hereby; provided, however, that after the Closing, Parent and the Company may use or disclose any confidential information reasonably related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 11.2 No Public Announcement. Neither the Stockholder Representative nor a Selling Party shall, without the prior written approval of Parent, make any press release or other public announcement concerning the transactions contemplated by this Agreement. Parent shall not, without the prior written approval of the Stockholder Representative, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that Parent shall be so obligated by law or the rules of the Nasdaq National Market System, in which case the Stockholder Representative shall be advised and Parent and the Stockholder Representative shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations or (ii) with public stockholders and/or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement.

Section 11.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or three business days after being sent by registered or certified mail or by private overnight courier addressed as follows:

If to Parent or Buyer to:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart

Suite 2024

Chicago, IL 60654

Facsimile: (312) 506-1208

Attention: Chief Financial Officer

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603 Facsimile: (312) 853-7036

Attention: Gary Gerstman

If to a Selling Party to

The address for such Selling Party as set forth on the applicable counterpart signature page with a copy to:

Reed Smith LLP

10 South Wacker Drive, Suite 4000

Chicago, IL 60606

Attention: Jeffrey A. Schumacher, Esq.

and

Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1600

Chicago, IL 60661

Attention: Maryann A. Waryjas, Esq.

If to the Stockholder Representative to:

NICE Shareholder Representative, LLC

900 N. Michigan Avenue, Suite 1860

Chicago, IL 60611

Attention: Manager

with a copy to:

Reed Smith LLP

10 South Wacker Drive, Suite 4000

Chicago, IL 60606

Attention: Jeffrey A. Schumacher, Esq.

and

Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1600

Chicago, IL 60661

Attention: Maryann A. Waryjas, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 11.4 Successors and Assigns. (a) The rights of each party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other parties (provided that the Stockholder Representative shall have the authority to provide such consent on behalf of the Selling Parties), except that the rights of Parent hereunder may be assigned prior to the Closing, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Parent or to any general or limited partnership in which Parent or any such corporation is a general partner; provided, that (i) the assignee shall assume in writing all of Parent’s obligations hereunder and (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement; provided, however, that notwithstanding the foregoing, the directors and officers of the Company as of the Closing, but prior to giving effect to the resignations delivered pursuant to Section 3.4(f), shall be intended third party beneficiaries of Section 7.4.

Section 11.5 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto or thereto contain the entire understanding of the parties hereto or thereto with regard to the subject matter contained herein or therein and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Stockholder Representative and an authorized representative of Parent.

Section 11.6 Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. This Agreement, the Stockholder Representative Ancillary Agreements and the Parent Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 11.7 Disclosure Schedules. The Disclosure Schedules are organized for convenience in separately titled sections and subsections corresponding to the sections and subsections of Articles IV and V. Each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent from the face of such disclosure that such information is relevant to such other section of the Disclosure Schedules.

Section 11.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.9 Expenses. Except as otherwise provided in Section 2.1(e) and in this Section 11.9, each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Acquisition Expenses”); provided, that the fee for the filing under the HSR Act has previously been paid by Parent.

Section 11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. For purposes of executing and delivering this Agreement (including any subsequent amendments thereto), any signed document transmitted by facsimile machine or emailed pdf (“FAX”) shall be treated in all manner and respects as an original document. Any such FAX document shall be considered to have the same binding legal effect as an original document. At the request of either party, any FAX document subject to this Agreement shall be re-executed by both parties in an original form.

Section 11.12 Further Assistances. From time to time after the Closing, each party hereto shall take such further actions and execute such other documents and instruments of conveyance and transfer or otherwise and to take or cause to be taken such further or other action as shall be necessary or desirable in order to effectuate or confirm the transfer of the shares of Selling Parties’ Stock to Buyer and otherwise carry out the purposes of this Agreement.

Section 11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

Section 11.14 Resolution of Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, or the negotiation or breach, termination or validity thereof, except for disputes arising under Section 2.1(d) hereof (a “Dispute”), shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Chicago, Illinois and shall be conducted before a single arbitrator mutually agreeable to the parties hereto, or if no agreement can be reached, then selected by the AAA. The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and the law governing this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by Parent and the Stockholder Representative (or otherwise as directed by the arbitrator), subject to reimbursement for such costs, fees and expenses as provided in Article VIII. Each party shall bear the cost of preparing and presenting its case, subject to reimbursement for such costs as provided in Article VIII. The arbitration award (the “Award”) shall be presented to the parties in writing, and upon request of either Parent or the Stockholder Representative, shall specify the factual and legal bases for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Any post-Award proceedings shall be governed by the Federal Arbitration Act. Notwithstanding any of the foregoing, Parent or the Stockholder Representative may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, none of Parent, the Stockholder Representative or an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Parent, and the Stockholder Representative.

ARTICLE XII

DEFINITIONS

Section 12.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms.

“AAA” has the meaning specified in Section 11.14.

“Accounting Firm” has the meaning specified in Section 2.1(d).

“Acquisition Expenses” has the meaning specified in Section 11.9.

“Adjusted Pro Rata Share” means with respect to each Selling Party, the quotient obtained by dividing (a) the shares of Company Common Stock held beneficially or of record by such Selling Party immediately prior to the Closing (taking into account the conversion of all Preferred Stock immediately prior to Closing) by (b) the shares of Company Common Stock held beneficially or of record by all Selling Parties immediately prior to the Closing (taking into account the conversion of all Preferred Stock immediately prior to Closing).

“Administrative Account” has the meaning specified in Section 2.4.

“Administrative Deposit” has the meaning specified in Section 2.4.

“Administrative Refund” has the meaning specified in Section 2.4.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Person” has the meaning specified in Section 5.24(a).

“Aggregate Exercise Price” has the meaning specified in Section 1.1.

“Agreed Accounting Principles” means United States generally accepted accounting principles; provided that, to the extent multiple principles may be applicable, such principles shall be applied on a basis consistent with the audited balance sheet included on Schedule 5.4.

“Agreed Adjustments” has the meaning specified in Section 2.1(c).

“Agreement” has the meaning specified in the first paragraph of this agreement.

“Award” has the meaning specified in Section 11.14.

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2007 included on Schedule 5.4.

“Balance Sheet Date” means October 31, 2007.

“Business” has the meaning specified in the fourth recital to this Agreement.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Cap” has the meaning specified in Section 8.1(d).

“Cash Purchase Price” means $90,000,000 plus the Estimated Working Capital Payment, which amount shall be adjusted after the Closing pursuant to Sections 2.1 and 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim Notice” has the meaning specified in Section 8.3(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Escrow Deposit” means an amount equal to 5% of the Cash Purchase Price.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first recital to this Agreement.

“Company Agreements” has the meaning specified in Section 5.15.

“Company Charter” has the meaning specified in Section 4.4(b).

“Company Common Stock” has the meaning specified in the recitals to this Agreement.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor) or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company Plan” has the meaning specified in Section 5.17(a).

“Company Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Series A Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Series B Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Stock Options” has the meaning specified in Section 5.2(e).

“Company Stock Plan” has the meaning specified in Section 5.2(c)(v).

“Company Warrants” means the warrants to purchase Company Common Stock or Company Preferred Stock, all of which were exercised by the Selling Parties immediately prior to Closing.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Current Annual Compensation” means, with respect to a Person, such Person’s annual compensation including per diem compensation and other special compensation.

“Data Subjects” has the meaning specified in Section 5.25(b).

“Deductible” has the meaning specified in Section 8.1(b).

“Deferred Revenue” means the product of 45% and the amount of deferred revenue set forth on the relevant balance sheet; provided, however, that to the extent deferred revenue set forth on such balance sheet is more than $200,000 greater than the amount of deferred revenue set forth on the Balance Sheet, then 100% (and not 45%) of such excess amount shall be included in Deferred Revenue.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” has the meaning specified in the introductory paragraph to Article V.

“Dispute” has the meaning specified in Section 11.14.

“Dissenters’ Shares” means shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL in connection with the Section 253 Merger.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind, other than (i) restrictions imposed by applicable federal and state securities laws, (ii) an Encumbrance created by Parent or Buyer at or after the Closing or (iii) an Encumbrance created with respect to Indebtedness for Borrowed Money which is to be repaid pursuant to Section 3.2(b).

“Environmental Laws” means any and all applicable laws (including statutes, regulations and common law) of the United States, any state, any political subdivision of either of them or any other national or political subdivision, previously in effect or presently in effect as of the Closing Date, for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Body under such laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), RCRA, the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) as well as any and all state or local laws that relate to pollution, contamination of the environment, human health or safety and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

“Environmental Property Transfer Act” means any applicable Requirements of Law that for environmental reasons, conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property, including any so-called “Environmental Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning specified in Section 5.17(d).

“Estimated Working Capital Payment” means the amount of the Company’s cash, restricted cash and cash equivalents reflected in the certificate delivered to Parent and Buyer pursuant to Section 3.4, minus $1,500,000.

“Escrow Agreement” means the Escrow Agreement, dated the Closing Date, substantially in the form of Exhibit A attached hereto.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“FAX” has the meaning specified in Section 11.11.

“Footnotes” has the meaning specified in Section 5.4(a).

“Fully Diluted Share Number” means the number of shares of Company Common Stock outstanding immediately prior to the Closing plus the number of shares of Company Common Stock into which all of the shares of Company Preferred Stock outstanding immediately prior to the Closing are convertible plus the number of shares of Company Common Stock subject to any Company Stock Option outstanding immediately prior to the Closing plus the number of shares of Company Common Stock subject to any warrant outstanding immediately prior to the Closing.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any federal, state, local or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, other than accounts payable arising in the ordinary course of business; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of such Person under checks or other negotiable instruments issued by such Person in excess of cash (and cash equivalents) available to such Person to honor such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indebtedness for Borrowed Money” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, other than accounts payable arising in the ordinary course of business.

“Indemnification Escrow Amount” means an amount equal to five percent (5%) of the Cash Purchase Price plus any interest earned thereon pursuant to the terms of the Escrow Agreement.

“Indemnified Party” has the meaning specified in Section 8.5.

“Indemnifying Party” has the meaning specified in Section 8.5.

“Indemnity Claim” has the meaning specified in Section 9.1(e).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Knowledge of the Executives” means the actual knowledge, after reasonable inquiry (consisting of the level of inquiry required by reasonable commercial diligence), of Jeff A. Surges, James Alland, Steve Martin, Scott Kerber and Suzette DeGrazia.

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any change, development, event or effect that, when considered either individually or in the aggregate with all other changes, developments, events or effects, is or could reasonably be expected to be, materially adverse to the properties, assets, liabilities, condition, operations, results of operations or business of the Company or on the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, to the extent a change, development, event or effect is caused by or results from any of the following, alone or in combination, it shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts for any period ending on or after the date of this Agreement (but not the change, development, event or effect underlying such failure); or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from, or relating to (i) the identity of Parent (except that this limitation shall not apply to the representations and warranties contained in Section 5.1(c)); (ii) conditions affecting the industry in which the Company participates, the U.S. economy as a whole or the capital markets in general; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; or (iv) acts of terrorism or escalation of military action involving the United States of America, except in the case of the foregoing clauses (ii)-(iv), only to the extent that such changes do not disproportionately impact the Company relative to other companies in the industry in which the Company conducts its business.

“Mini-Basket” has the meaning specified in Section 8.1(b).

“New Plans” has the meaning specified in Section 7.2.

“Notice Period” has the meaning specified in Section 2.1(b).

“Old Plans” has the meaning specified in Section 7.2.

“Option Holder” means the holder of any Company Stock Option (other than a Selling Party).

“Owned Software” has the meaning specified in Section 5.11(g).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Group Member” means (a) Parent and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“Parent Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) or stock option, stock purchase, bonus or other incentive plan or agreement maintained by Parent on behalf of its employees or the employees of any of its subsidiaries.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with and are not violated by the consummation of the transactions contemplated by this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Per Share Administrative Refund” means, in respect of any Administrative Refund, the amount of such payment divided by the Fully Diluted Share Number.

“Per Share Closing Payment” means an amount equal to the quotient of (a) the Purchase Price minus the Closing Escrow Deposit minus $250,000 divided by (b) the Fully Diluted Share Number.

“Per Share Working Capital Payment” means the amount equal to (a) the Valuation Date Working Capital minus the Estimated Working Capital Payment divided by (b) the Fully Diluted Share Number.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Data” means non-public information relating to an identified or identifiable natural or legal Person.

“Pre-Closing Taxes” means any Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period (or portion thereof) that ends on or before the Closing Date. For purposes of this definition, any Taxes attributable to a taxable year or period that begins on or before and ends after the Closing Date shall be allocated to the pre-closing period on a “closing of the books” basis by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

“Pro Rata Share” means with respect to each Selling Party, the quotient obtained by dividing (i) the Fully Diluted Share Number held beneficially or of record by such Selling Party by (ii) the Fully Diluted Share Number.

“Preliminary Accounting Report” has the meaning specified in Section 2.1(a)(iii).

“Preliminary Valuation Date Working Capital” has the meaning specified in Section 2.1(a)(ii).

“Preliminary Valuation Date Balance Sheet” has the meaning specified in Section 2.1(a)(i).

“Privacy Commitments” has the meaning specified in Section 5.27(a).

“Proprietary Information” has the meaning specified in Section 7.5(a).

“Purchase Price” means the sum of the Cash Purchase Price minus the sum of (a) the aggregate amount of all Indebtedness of the Company at the Closing and (b) the aggregate amount of all Acquisition Expenses incurred by the Company, or for which the Company is liable, at or prior to the Closing, plus the aggregate exercise price for the Company Warrants and the Company Stock Options being exercised pursuant to Section 1.1 or terminated pursuant to Section 1.3.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“Schedule” has the meaning specified in the introductory paragraph to Article V.

“SEC” means the Securities and Exchange Commission.

“Section 253 Merger” means the merger between the Company and Buyer pursuant to Section 253 of the DGCL, pursuant to which the Company shall be the surviving entity.

“Seller Indemnified Party” means the Selling Parties or any of their Affiliates, officers, directors, employees or agents.

“Selling Party” has the meaning specified in the introductory paragraph to this Agreement.

“Selling Party Ancillary Agreements” means the documents to be executed and delivered by a Selling Party pursuant to Section 3.4(a) and (j).

“Selling Parties’ Stock” has the meaning specified in the second recital to this Agreement.

“Shares” means the issued and outstanding shares of capital stock of the Company.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Stock Ledger” has the meaning specified in Section 1.1.

“Stockholder Representative” has the meaning specified in the first paragraph of this Agreement.

“Stockholder Representative Ancillary Agreements” has the meaning specified in Section 9.1(a).

“Stockholder Representative Expenses” has the meaning specified in Section 9.2(b).

“Stockholders” means all of the holders of record of Shares.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a) any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(b) any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company.

“Third Party Claim” has the meaning specified in Section 8.5.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Trademarks” means United States, state and foreign trademarks, service marks, internet domain names, logos, trade dress and trade names (including all assumed and fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Transfer Taxes” means any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

“Undesignated Preferred Stock” has the meaning specified in the first recital to this Agreement.

“Valuation Date” means the close of business on the last business day prior to the Closing Date.

“Valuation Date Balance Sheet” has the meaning specified in Section 2.1.

“Valuation Date Working Capital” means the sum of cash, restricted cash, cash equivalents, other current assets, accounts receivable (net of allowances for doubtful accounts) and interest receivable, minus the sum of accounts payable, other current liabilities, accrued expenses (including (i) all Acquisition Expenses incurred by the Company, or for which the Company may be liable, at or prior to the Closing and current maturities of Indebtedness that are not taken into account in the calculation of the Purchase Price and (ii) change of control payments, but not severance obligations, the Company is obligated to pay as a result of the Closing (whether prior to or after the Closing) pursuant to existing contractual obligations), Deferred Revenue, income taxes payable, accrued dividends payable (if any) and any other Indebtedness not taken into account in the calculation of the Purchase Price, in each case as of the Valuation Date, reflected in the Valuation Date Balance Sheet; provided, further, that the Income Tax benefit the

Company receives by virtue of the cancellation of Company Stock Options pursuant to Section 1.3 shall offset the income taxes payable reflected in the Valuation Date Balance Sheet only to the extent Parent, Buyer or, after the Closing, the Company is entitled to a deduction or refund in respect of such Income Tax. An example of the methodology used to calculate the Valuation Date Working Capital is attached hereto as Exhibit B.

“Working Capital Escrow Payment” has the meaning specified in Section 2.2(b).

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Chief Financial Officer

BATTLESHIP ACQUISITION CORP.

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Vice President and Treasurer

NICE SHAREHOLDER REPRESENTATIVE, LLC

By:	/s/ Jeffery M. Frient
Name:	Jeffery M. Frient
Title:	Manager

SELLING PARTIES:

EDGEWATER GROWTH CAPITAL PARTNERS II, L.P.

By:	/s/ Jeffery M. Frient
Name:	Jeffery M. Frient
Title:	Limited Partner

SAINTS CAPITAL IV, L.P.

By:	/s/ Saints Capital IV, LLC, its General Partner
Name:	Lilian Shackolford Murray
Title:	Managing Member

JEFFERY SURGES LIVING TRUST DATED 2/19/99

By:	/s/ Jeffery Surges
Name:	Jeffery Surges
Title:	Trustee

THE IRVING HARRIS FOUNDATION

By:	/s/ Michael S. Resnick
Name:	Michael S. Resnick
Title:	Authorized Agent

/s/ Glen Tullman
Name:	Glen Tullman

/s/ David G. O’Neill
Name:	David G. O’Neill

TASSO H. COIN REVOCABLE TRUST 12-6-04

By:	/s/ Tasso H. Coin
Name:	Tasso H. Coin
Title:	Trustee

MELROSE VENTURE LIMITED PARTNERSHIP

By:	/s/ John E. Croghan
Name:	John E. Croghan
Title:	President

/s/ Scott D. Kerber
Name:	Scott D. Kerber

/s/ Lee E. Tenzer
Name:	Lee E. Tenzer

/s/ John A. Svoboda
Name:	John A. Svoboda

P-J INVESTMENTS

By:	/s/ James W. Deyoung
Name:	James W. Deyoung
Title:	Partner

/s/ Philip H. Sheridan Jr.
Name:	Philip H. Sheridan Jr.

CHRISTOPHER B. GALVIN REVOCABLE TRUST DATED 8/26/71

By:	/s/ Christopher B. Galvin
Name:	Christopher B. Galvin
Title:	Trustee

/s/ Karen M. Ramsden
Name:	Karen M. Ramsden
Title:	Administrator of the Estate of Frank R. Ferraro

/s/ Robert A. Ebersole
Name:	Robert A. Ebersole

/s/ Everett C. Long
Name:	Everett C. Long

WILLIAM C. KEYES & DARLA M. KEYES LIVING TRUST DATED 12/13/02

By:	/s/ William C. Keyes, Darla M. Keyes
Name:	William C. Keyes, Darla M. Keyes
Title:	Trustees

/s/ James M. Alland
Name:	James M. Alland

/s/ Steve Martin
Name:	Steve Martin

/s/ Suzette DeGrazia
Name:	Suzette DeGrazia

/s/ Michael W. Diamond
Name:	Michael W. Diamond

SCOTT D. KERBER/GROUP WORKS

By:	/s/ Scott D. Kerber
Name:	Scott D. Kerber

/s/ Tom Hager
Name:	Tom Hager

/s/ Scott T. Macomber
Name:	Scott T. Macomber

/s/ Petrus J.M. Van Stekelenburg, Mirjam F.C. Van Stekelenburg
Name:	Petrus J.M. Van Stekelenburg, Mirjam F.C. Van Stekelenburg

ALIS & CO.

By:	/s/ Patrick J. Herbert III
Name:	Patrick J. Herbert III
Title:	Partner

/s/ Russell Cook
Name:	Russell Cook

STANLEY H. COIN & KAY B. COIN L.P.

By:	/s/ Stanley H. Coin
Name:	Stanley H. Coin
Title:	President

ROBERT M. ILG TRUST DATED 2/24/92

By:	/s/ Robert M. Ilg
Name:	Robert M. Ilg
Title:	Trustee

/s/ Gary S. Morgan
Name:	Gary S. Morgan

D.B. Mullen Life Ins. Trust of 12/17/85

By:	/s/ David B. Mullen
Name:	David B. Mullen
Title:	Trustee

/s/ Gregory W. Thurau
Name:	Gregory W. Thurau

/s/ Judith Roraff
Name:	Judith Roraff

/s/ James J. Pelts
Name:	James J. Pelts

/s/ Cory A. Fosco
Name:	Cory A. Fosco

SVB FINANCIAL GROUP

By:	/s/ Norman Cutler
Name:	Norman Cutler
Title:	Derivatives Manager

JEROME KAHN JR. REVOCABLE TRUST

By:	/s/ Jerome Kahn Jr.
Name:	Jerome Kahn Jr.
Title:	Trustee

RALPH W. & JO A. RYDHOLM TRUST U/A/D 6/17/89

By:	/s/ Ralph W. Rydholm
Name:	Ralph W. Rydholm
Title:	Trustee